HEI Exhibit 12.1 (page 1 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

Six months ended June 30	2004(1)	2004(2)	2003(1)	2003(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$77,198	$100,872	$72,249	$100,332
Interest component of rentals	2,002	2,002	2,168	2,168
Pretax preferred stock dividend requirements of subsidiaries	1,463	1,463	1,561	1,561
Preferred securities distributions of trust subsidiaries	—	—	8,018	8,018

Total fixed charges	$80,663	$104,337	$83,996	$112,079

Earnings
Pretax income	$97,779	$97,779	$78,527	$78,527
Fixed charges, as shown	80,663	104,337	83,996	112,079
Interest capitalized	(1,377)	(1,377)	(889)	(889)

Earnings available for fixed charges	$177,065	$200,739	$161,634	$189,717

Ratio of earnings to fixed charges	2.20	1.92	1.92	1.69

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 2 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	2003(1)	2003(2)	2002(1)	2002(2)	2001(1)	2001(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$138,808	$192,616	$151,543	$225,174	$175,780	$292,311
Interest component of rentals	4,214	4,214	4,501	4,501	4,268	4,268
Pretax preferred stock dividend requirements of subsidiaries	3,082	3,082	3,069	3,069	3,069	3,069
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,035	16,035	16,035	16,035

Total fixed charges	$162,139	$215,947	$175,148	$248,779	$199,152	$315,683

Earnings
Pretax income from continuing operations	$182,415	$182,415	$181,909	$181,909	$165,903	$165,903
Fixed charges, as shown	162,139	215,947	175,148	248,779	199,152	315,683
Interest capitalized	(1,914)	(1,914)	(1,855)	(1,855)	(2,258)	(2,258)

Earnings available for fixed charges	$342,640	$396,448	$355,202	$428,833	$362,797	$479,328

Ratio of earnings to fixed charges	2.11	1.84	2.03	1.72	1.82	1.52

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.

HEI Exhibit 12.1 (page 3 of 3)

Hawaiian Electric Industries, Inc. and Subsidiaries

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(unaudited)

(continued)

Years ended December 31	2000(1)	2000(2)	1999(1)	1999(2)
(dollars in thousands)
Fixed charges
Total interest charges (3)	$196,980	$316,172	$158,947	$279,285
Interest component of rentals	4,332	4,332	4,370	4,370
Pretax preferred stock dividend requirements of subsidiaries	3,109	3,109	3,407	3,407
Preferred securities distributions of trust subsidiaries	16,035	16,035	16,025	16,025

Total fixed charges	$220,456	$339,648	$182,749	$303,087

Earnings
Pretax income from continuing operations	$170,495	$170,495	$155,129	$155,129
Fixed charges, as shown	220,456	339,648	182,749	303,087
Interest capitalized	(2,922)	(2,922)	(2,576)	(2,576)

Earnings available for fixed charges	$388,029	$507,221	$335,302	$455,640

Ratio of earnings to fixed charges	1.76	1.49	1.83	1.50

(1)	Excluding interest on ASB deposits.

(2)	Including interest on ASB deposits.

(3)	Interest on nonrecourse debt from leveraged leases is not included in total interest charges nor in interest expense in HEI’s consolidated statements of income.